EXHIBIT 99.1

Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	949-797-3800
	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE RAISES $12.4 MILLION IN PRIVATE PLACMENT LED BY PERSEUS

IRVINE, CA (July 21, 2004)…Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automatic public access defibrillators (AEDs) and provider of comprehensive AED/CPR training and program management services, today announced that it has completed a private placement of common stock and warrants raising approximately $12.4 million in gross proceeds. The financing was led by Perseus, LLC, a current investor in the Company.

The transaction involved the sale of 5.22 million newly-issued shares of Cardiac Science common stock at a price of $2.37 per share. The share price was based on the closing bid price of the Company’s common stock as quoted on the Nasdaq National Market on Monday, July 19. In addition to the common stock, the Company issued the investors five-year warrants to purchase up to an aggregate of 2.09 million shares of common stock with an exercise price of $2.84 per share.

Proceeds of the offering will provide additional working capital for the Company and fund product development initiatives.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities.

About Cardiac Science

Cardiac Science develops manufactures and markets the Powerheart®-brand, automatic public access defibrillators (AEDs), and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The Company also makes the Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies. For more information please visit www.cardiacscience.com or call 1.949.797.3800.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the Company, or its representatives, have made or may make forward looking statements orally or in writing. The words “estimate”, “potential”, “intended”, “expect”, “anticipate”, “believe”, and similar expressions or words are intended to identify forward looking statements. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2003, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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